Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement of PFM Multi-Manager Series Trust (comprising, respectively, the PFM Multi-Manager Domestic Equity Fund, PFM Multi-Manager International Equity Fund, and PFM Multi-Manager Fixed-Income Fund) (Form N-1A; File No. 333-220096) of our report dated November 29, 2018 on the financial statements and financial highlights of the PFM Multi-Manager Series Trust included in the Annual Report to shareholders for the fiscal year ended September 30, 2018.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

Philadelphia, Pennsylvania

January 25, 2019